Exhibit (a)(viii)

SUNAMERICA INCOME FUNDS

AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION OF

SERIES AND CLASSES OF SHARES OF BENEFICIAL INTEREST

WHEREAS, the Trustees of SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.9 of the Trust’s Declaration of Trust, dated April 24, 1986, as amended (the “Declaration”), have heretofore classified the unissued shares of beneficial interest in the Trust into four Series (each, a “Series”) and have further divided the shares of beneficial interest, $0.01 per share (the “Shares”) of each such Series into an unlimited number of Class A, Class B and Class C Shares, and, subject to the provisions of the Declaration, having the designations, preferences, privileges, limitations and rights as determined by the Trustees; and

WHEREAS, the Trustees now desire to further classify an unlimited number of unissued Shares of SunAmerica High Yield Bond Fund*, a Series of the Trust, into Class W Shares, in addition to the currently existing classes of Shares of the Series.

NOW THEREFORE, the undersigned, being a majority of the Trustees of the Trust, do hereby authorize the designation and classification of an unlimited number of Class W Shares of SunAmerica High Yield Bond Fund*, with such preferences, privileges, limitations and rights as determined by the Trustees and as from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of the Class W Shares of the Series, as the same may be amended and supplemented from time to time.

AND FURTHER, the undersigned, being a majority of the Trustees of the Trust do hereby certify and confirm that, as of this 17th day of July, 2014, the following Series and Classes have been duly designated and authorized by the Trustees of the Trust:

Series	Classes
1. SunAmerica U.S. Government Securities Fund	Class A, B and C Shares
2. SunAmerica GNMA Fund	Class A, B and C Shares
3. SunAmerica Strategic Bond Fund	Class A, B and C shares
4. SunAmerica High Yield Bond Fund*	Class A, B, C and W shares

*The name of this Series will change to SunAmerica Flexible Credit Fund as of the date on which the amendment to the Trust’s registration statement as filed with the Securities Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, incorporating the name change to the Series, becomes effective.

1.    Each Share of each Series and Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of each Series and Class is unlimited.

3.    Except to the extent otherwise provided by the Declaration, each Share of each Class of a Series shall represent an equal proportionate interest in the assets belonging to the Series (subject to the liabilities of the Series) and each Share of each Class of the Series shall have, except with respect to those matters affecting a particular Class of Shares, identical voting, dividend, liquidation and other rights, as set forth in the Declaration; provided however, that notwithstanding anything in the Declaration to the contrary:

(a)    each Class may be issued and sold subject to different sales loads, charges or other fees, whether initial, deferred or contingent, or any combination thereof, as the Board of Trustees may from time to time establish in accordance with applicable regulations;

(b)    the expenses, costs, charges and other liabilities which are determined by or under the supervision of the Board of Trustees to be attributable to a particular Class of Shares of the Series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) may be charged to that Class and appropriated reflected (in the manner determined by the Board of Trustees) in the net asset value of, or the dividends and distributions on, the Shares of that Class;

(c)    except as otherwise provided, on the first business day of the month following the eighth anniversary of the issuance of Class B Shares of a Series to a holder thereof, such Class B Shares (as well as pro rata portions of any Class B Shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B Shares held by such holder) shall be automatically converted to Class A Shares of the Series on the bases of the respective current net asset value per Share of the Class B Shares and the Class A Shares of the Series on the conversion date; provided however, that any conversion of Class B Shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of higher distribution fees or transfer agency costs with respect to Class B Shares does not result in the Trust’s dividends or distributions constituting “preferred dividends” under the Internal Revenue Code of 1986, as amended, and (ii) such conversion does not constitute a taxable event under federal income tax law, and the Board of Trustees, in its sole discretion, may suspend the conversion of Class B Shares if such opinion is no longer available; and

(d)    Shares of each Class may have such different exchange rights as the Board of Trustees shall provide in compliance with the Investment Company Act of 1940.

4.    The designation of any Series or Class hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

5.    Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being a majority the Trustees of the Trust, have executed this Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest as of this 17th day of July, 2014.

By:	/s/ Dr. Judith L. Craven
Name:	Dr. Judith L. Craven As Trustee, and not individually

By:
Name:	William F. Devin As Trustee, and not individually

By:	/s/ Richard W. Grant
Name:	Richard W. Grant As Trustee, and not individually

By:	/s/ Stephen J. Gutman
Name:	Stephen J. Gutman As Trustee, and not individually

By:	/s/ Peter A. Harbeck
Name:	Peter A. Harbeck As Trustee, and not individually

By:
Name:	William J. Shea As Trustee, and not individually